Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-140058) of Isilon Systems, Inc. of our report dated February 19, 2009 relating to the consolidated financial statements, schedule of valuation and qualifying accounts and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 19, 2009